Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No 333-298159 on Form S-4 of Fox Corporation of our reports dated February 13, 2026 (June 18, 2026, as to the change in the composition of reportable segments as discussed in Notes 1 and 17), relating to the financial statements of Roku, Inc., appearing in the Current Report on Form 8-K of Roku, Inc. filed on June 18, 2026, and our report dated February 13, 2026, relating to the effectiveness of Roku, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Roku, Inc. for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, California

August 21, 2026